LOAN GUARANTY AGREEMENT

FOR VALUABLE CONSIDERATION, and to induce Louise H. Rogers, a resident of the State of Texas (“Rogers”), to enter into the Amended and Restated Promissory Note dated July 7, 2009, in the principal amount of Six Million and No/100 Dollars ($6,000,000.00) in favor of Nevada Gold & Casinos, Inc., a Nevada corporation (“NGC”), Gold Mountain Development, L.L.C., a Colorado limited liability company (“GMD”), CGC Holdings, L.L.C., a Nevada limited liability company (“CGC”), Colorado Grande Enterprises, Inc., a Colorado corporation (“CGE”), NG Washington, L.L.C., a Washington state limited liability company (“NGW”), and Nevada Gold BVR, L.L.C., a Nevada limited liability company (“NGBVR”), and Rogers all enter into this Loan Guaranty Agreement (the “Guaranty”) as follows:

1.                      GMD, CGC, CGE, NGW, and NGBVR are collectively referred to in this Guaranty as the “NGC Guarantors.”

2.                      The terms “Obligation” and “Obligations” are used interchangeably throughout this Guaranty in their broadest and most comprehensive sense and shall include, but are not limited to, payment of all amounts payable by NGC to Rogers and performance of all covenants to be performed by NGC in connection with that certain Amended and Restated Promissory Note (the “July 2009 Note) and that certain July 2009 Amended and Restated Security Agreement (the “July 2009 ARSA”) both executed by NGC in favor of Rogers and both dated July 7, 2009 (collectively referred to as the “July 2009 Loan Documents”), and any and all subsequent modifications, amendments, extensions, renewals, accommodations, or substitutions of the July 2009 Loan Documents.  The July 2009 Loan Documents are incorporated by reference in this Guaranty for all purposes as if fully set forth at length, and any and all definitions and provisions of the July 2009 Loan Documents shall apply to this Guaranty, including but not limited to the definition of the terms “Obligation” and “Obligations.”

3.                      The NGC Guarantors all, jointly and severally, irrevocably and unconditionally guarantee and warrant to Rogers, as long as this Guaranty is in effect, the full and faithful payment by NGC of each and every Obligation.  The terms and conditions of each and every instrument evidencing the Obligations are incorporated in this Guaranty by reference and shall be binding upon the NGC Guarantors, jointly and severally, to the same extent as they are binding on NGC.  The NGC Guarantors all, jointly and severally, irrevocably and unconditionally promise and guarantee to pay to Rogers the entire principal amount borrowed under the July 2009 Loan Documents and all accrued, unpaid interest and other sums due under the July 2009 Loan Documents, including but not limited to attorney’s fees, expenses, and court costs incurred by Rogers in collection efforts under the July 2009 Loan Documents and this Guaranty, without notice or demand, immediately upon any acceleration of the July 2009 Note, regardless of whether Rogers will have a right of recovery under the July 2009 Loan Documents against NGC following any acceleration.  This Guaranty shall remain in full force and effect until all the Obligations have been fully paid and satisfied.

4.                      The Obligations may be amended, modified, or waived, further agreements may be entered into, and further credit may be granted from time to time at the request of NGC and without further authorization from or notice to any of the NGC Guarantors, all of which are expressly waived by the NGC Guarantors.  None of these actions shall terminate, release, reduce, diminish, or in any way affect any of the obligations of any of the NGC Guarantors under this Guaranty or give any of the NGC Guarantors any recourse or defense against Rogers.  Rogers need not inquire into the power of NGC or the authority of its officers, partners, members, or agents acting or purporting to act on its behalf.  Any amendments granted to NGC shall be deemed to have been granted also at the request of the NGC Guarantors and in consideration of and in reliance upon this Guaranty.

5.                      Rogers may alter, compromise, accelerate, extend, or change the time or manner for the payment of any Obligation guaranteed by this Guaranty; accept any additional indebtedness from NGC; add interest to the Credit Facility and increase or reduce the rate of interest; release NGC by a deed or other transfer or assignment in lieu of foreclosure; or otherwise as to all or any portion of the Obligations guaranteed waive any default by NGC; fail to assert any rights against NGC; grant to NGC any other indulgence or concession with respect to all or any part of any of the Obligations; release, substitute, or add any one or more guarantors or endorsers; accept additional or substituted security; or release or subordinate any security; and may generally deal with NGC, any guarantor, endorser, or any other person, any indebtedness of NGC to Rogers, or any security for the indebtedness, as Rogers sees fit.  None of these actions and no change, impairment, or suspension of any right or remedy of Rogers shall terminate, release, reduce, diminish, or in any way affect any of the obligations of any of the NGC Guarantors under this Guaranty or give any of them or any other guarantor any recourse or defense against Rogers.

6.                      This is a Guaranty of payment and performance under the July 2009 Loan Documents and this Guaranty and not of collection, and the NGC Guarantors, and all other guarantors, if any, waive and agree not to assert or take advantage of:

a.                      the defense of the statute of limitations in any action under this Guaranty or for the collection of any indebtedness or the performance of any Obligation guaranteed in this Guaranty;

b.                      any defense that may arise by reason of the incapacity, lack of authority, death or disability of, or revocation of this Guaranty by NGC or any other person or person, or the failure of Rogers to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of NGC or any other person or persons;

c.                      demand, presentment, protest, and notice of any kind including, but not limited to notice under the laws of the State of Texas and notice of the existence, creation, or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of NGC or any other person, in connection with any Obligation or evidence of indebtedness held by Rogers as collateral or in connection with any Obligation guaranteed by this Guaranty;
d.                      except as may be provided for in this Guaranty, any defense based upon an election of remedies by Rogers, including without limitation an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of any of the NGC Guarantors or any endorser of the July 2009 Loan documents to proceed against NGC for reimbursement, or both; and

e.                      any duty on the part of Rogers to disclose to any of the NGC Guarantors any facts she may now or subsequently learn about NGC, regardless of whether Rogers has reason to believe that the facts materially increase the risk beyond that which the NGC Guarantors intend to assume, or has reason to believe that the facts are unknown to any of the NGC Guarantors, or has a reasonable opportunity to communicate the facts to any of the NGC Guarantors.  The NGC Guarantors all understand and agree that they are fully responsible for being informed and keeping themselves informed of the financial condition of NGC and of all circumstances bearing on the risk of payment of any Obligations guaranteed by this Guaranty.

7.                      Notwithstanding any contrary provision of this Guaranty, until all Obligations have been paid in full, even though the Obligations may be in excess of the liability of the NGC Guarantors under this Guaranty, the NGC Guarantors all waive any claims or other rights that they may now have or subsequently acquire against NGC or any other guarantor of all or any of the Obligations that arise from the existence or performance of the NGC Guarantors’ obligations under this Guaranty or any other instrument (all of these claims and rights are referred to as the “NGC Guarantors’ Conditional Rights”), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification, or any benefit of, right to participate in or right or enforce any claim that Rogers now has or subsequently acquires, regardless of whether the claim, remedy, benefit or right arises in equity, under contract, statute or common law, by any payment made under this Guaranty or otherwise, including without limitation, the right to take or receive from NGC, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of the claim or other rights.  If, notwithstanding these provisions, any amount is paid to any guarantor on account of the NGC Guarantors’ Conditional Rights and the amount is paid to any of the NGC Guarantors at any time when the Obligations have not been paid or performed in full, then the amount paid to each of the NGC Guarantors shall be held in trust by the receiving entity for the benefit of Rogers and shall immediately be paid to Rogers to be credited and applied upon the Obligations, whether matured or unmatured, in the order that Rogers, in her sole and absolute discretion, shall determine.

8.                      The amount of liability of the NGC Guarantors and all rights, powers, and remedies of Rogers under this Guaranty and under any other agreements now or at any time subsequently in force between Rogers and any of the NGC Guarantors, including any other guaranty executed by any of the NGC Guarantors relating to any indebtedness of NGC to Rogers, shall be cumulative and not alternative and shall be deemed to include all rights, powers, and remedies given to Rogers by law.  This Guaranty is in addition to and exclusive of the guaranty of any other guarantor of any indebtedness of NGC to Rogers.

9.                      The NGC Guarantors shall be jointly and severally liable for, and they each agree to pay on demand, actual attorneys’ fees and all costs and other expenses incurred by Rogers in enforcing, collecting, or compromising any Obligations guaranteed by this Guaranty or in enforcing or collecting upon this Guaranty against any of the NGC Guarantors, regardless of whether suit is filed.

10.                      If any one or more provisions of this Guaranty shall be determined to illegal or unenforceable, all other provisions of this Guaranty shall nevertheless be effective and enforceable and this Guaranty shall be interpreted as if the illegal or unenforceable provision was not included.

11.                      This Guaranty shall inure to the benefit of Rogers and her successors and assigns, including the assigns of any Obligations guaranteed by this Guaranty, and binds the officers, shareholders, representatives, successors, and assigns of the NGC Guarantors.  This Guaranty is assignable by Rogers with respect to all or any portion of the Obligations, and if and when this Guaranty is assigned, the NGC Guarantors shall be liable to the assignees under this Guaranty without in any way affecting the liability of the NGC Guarantors under this Guaranty regarding any Obligations that may be retained by Rogers.

12.                      No provision of this Guaranty or right of Rogers under this Guaranty can be amended, modified, or waived, nor can any of the NGC Guarantor be released from any of their Obligations under this Guaranty, except upon the express written consent of Rogers.

13.                      This Guaranty shall be governed and construed in accordance with laws of the State of Texas.  Venue for any action brought to enforce this Guaranty shall be and is agreed to be proper in Montgomery County, Texas.

14.                      The NGC Guarantors represent and warrant and shall be estopped from denying that this Guaranty is made directly to Rogers and is independent collateral, separate and distinct from any Obligations.  This Guaranty is not intended as a guaranty of any of the NGC Guarantors’ own obligations.

15.                      Any and all notices or communications related in any way to this Guaranty may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address.  Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date.  Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.  Because all of the NGC Guarantors have the same key officer, Robert B. Sturges, and the same principal office address, notice given to Robert B. Sturges at the following address is agreed to be notice to all of the NGC Guarantors:

Notices to the NGC Guarantors:	with a copy sent contemporaneously to:

Robert B. Sturges, CEO	Ernest E. East, General Counsel
Nevada Gold & Casinos, Inc.	Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W	50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304	Houston, Texas 77027-9304
Facsimile number: (713) 621-6919	Facsimile number: (713) 621-6919
E-mail: RSturges@NevadaGold.com	E-mail: EEast@NevadaGold.com
Notice may be delivered by facsimile or	Notice may be delivered by facsimile or
e-mail with proof of receipt.	e-mail with proof of receipt.

Notices to Rogers:

Mrs. Louise H. Rogers
2512 Alta Mira
Tyler, Texas 75701-7301

with copies sent contemporaneously to:

Sharon E. Conway and	W. Michael Robertson
Attorney at Law	8431 Katy Freeway, Suite 200
2441 High Timbers, Suite 410	Houston, Texas 77024-1999
The Woodlands, Texas 77380-1052	Facsimile number: (713) 624-4001
Facsimile number: (281) 754-4685	Notice may be delivered by facsimile
E-mail address: SConway@SConwayLaw.com	with proof of receipt.
Notice may be delivered by facsimile or
e-mail with proof of receipt.

Executed as of July 7, 2009.

Guarantors:

Gold Mountain Development, L.L.C.		CGC Holdings, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, Manager		Robert B. Sturges, Manager

	Date of Signature: 7-7-09		Date of Signature: 7-7-09

Other Guarantors, continued:

Colorado Grande Enterprises, Inc.		Nevada Gold BVR, L.L.C.

By:	/s/ Robert B. Sturges	By:	/s/ Robert B. Sturges
	Robert B. Sturges, President		Robert B. Sturges, Manager

	Date of Signature: 7-7-09		Date of Signature: 7-7-09

NG Washington, L.L.C.

By:	/s/ Robert B. Sturges
Robert B. Sturges, Manager

Date of Signature: 7-7-09